Exhibit 99

Sterling Bancorp Declares Cash Dividend on Common Stock

Southfield, Michigan

Sterling Bancorp, Inc. (NASDAQ: SBT), the holding company of Sterling Bank and Trust, F.S.B., announced the approval of a cash dividend by its Board of Directors.  The Board of Directors declared a cash dividend of $0.01 per common share, payable August 30, 2019 to shareholders of record at August 23, 2019.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Contacts:

Investors

Financial Profiles

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com